Exhibit T3A-3

Delaware	PAGE I

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "BLY IP INC.", FILED IN THIS OFFICE ON THE SIXTEENTH DAY OF FEBRUARY, A.D. 2015, AT 3:29 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

5693686 8100	/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
150202597	AUTHENTICATION: 2124117

You may verify this certificate online at corp. delaware . gov/authver. shtml	DATE: 02-16-15

State of Delaware Secretary of State Division of Corporations Delivered 04:23 PM 02/16/2015 FILED 03:29 PM 02/16/2015 SRV 150202597 - 5693686 FILE

CERTIFICATE OF INCORPORATION

OF

BLY IP INC.

FIRST: The name of this corporation shall be: BLY IP Inc.

SECOND: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, 19808, County of New Castle and its registered agent at such address is CORPORATION SERVICE COMPANY.

THIRD: The purpose or purposes of the corporation shall be:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000). All such shares are to be common stock of the par value of $0.01 per share.

FIFTH: The name and address of the incorporator is as follows:

Fabrizio R. Rasetti

10808 South River Front Parkway

Suite 400

South Jordan, UT 84095

SIXTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Sixth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

SEVENTH: The original Bylaws of the Corporation shall be adopted by the incorporator. Thereafter, the directors of the Corporation shall have the power to adopt, amend or repeal the Bylaws of the Corporation.

IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed signed and acknowledged this certificate of incorporation this 16th day of February, A.D. 2015.

/s/ Fabrizio R. Rasetti
Name: Fabrizio R. Rasetti
Incorporator